Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-4, as amended, of our report dated April 27, 2007 (except for the change in accounting principle discussed in Note 42, as to which the date is May 21, 2009) relating to the consolidated financial statements of Vivo Participções S.A. for the year ended December 31, 2006 which report expresses an unqualified opinion and includes explanatory paragraphs relating to (l) the differences between accounting practices adopted in Brazil and accounting principles generally accepted in the United States of America; (2) adoption of the new accounting practices introduced by Law 11,638/07 as January 1, 2007, (3) the adoption of certain provisions of Statement of Financial Accounting Standards 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” effective January 1, 2009; appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Financial Information”, “Valuation Report” and “Experts” in such Prospectus.

DELOITTE TOUCHE TOHMATSU

Auditores Independentes

/s/ DELOITTE TOUCHE TOHMATSU

July 20, 2009

São Paulo, Brazil